August 4, 2009

Eagle Rock Reports Second-Quarter 2009 Financial Results

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its financial results for the three and six months ended June 30, 2009.  Notable events with respect to second-quarter 2009 included the following:

•
Adjusted EBITDA totaled $44.7 million, an increase of 9% as compared to the $41.1 million reported in first-quarter 2009 and a decrease of 22% as compared to the $57.0 million reported for second-quarter 2008.

•
Distributable Cash Flow totaled $28.8 million, an increase of 10% as compared to the $26.1 million reported in first-quarter 2009 and a decrease of 20% as compared to the $36.0 million reported for second-quarter 2008.

•	Repaid $33.0 million of outstanding borrowings during the quarter, reducing total debt outstanding under the revolving credit facility to $804.4 million as of June 30, 2009.
•	Reported a net loss of $74.8 million, as compared to a net loss of $2.5 million for first-quarter 2009 and a net loss of $227.0 million for second quarter 2008.
•	Announced a quarterly distribution with respect to the second quarter of 2009 of $0.025 per common and general partner unit, unchanged from the distribution paid with respect to first-quarter 2009.

“In the face of continued challenging business conditions, we are pleased with our financial performance for the second quarter.  Each of our business units benefited from the improvement in crude oil and natural gas liquids prices in the second quarter, enabling us to generate Adjusted EBITDA near the high end of our guidance range for the quarter and stay on pace to deliver Adjusted EBITDA for the full year within our stated guidance of $160 million to $180 million,” said Joseph A. Mills, chairman and chief executive officer.

Mr. Mills added, “We made measurable progress during the second quarter towards our goal of reducing leverage and enhancing our liquidity.  Our solid cash flows in the quarter were used to strengthen our balance sheet, augment covenant compliance under our revolving credit facility and better position us to take advantage of market opportunities around our core businesses.”

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that are defined below and reconciled to the most directly comparable GAAP financial measure of net income (loss) at the end of this release.

Second-Quarter 2009 Financial Results

Revenue for second-quarter 2009, including the impact of Eagle Rock’s realized and unrealized derivative gains and losses, decreased 50% to $95.2 million, compared with $192.3 million reported for first-quarter 2009 and a decrease of 9% from the $104.2 million reported for second-quarter 2008.  Second-quarter 2009 revenues included a realized gain on commodity derivatives of $22.5 million, as compared to a realized gain of $30.8 million in first-quarter 2009 and a realized loss of $27.7 million in second-quarter 2008.  Eagle Rock also recorded an unrealized loss on commodity derivatives of $97.0 million in second-quarter 2009, as compared to unrealized losses on commodity derivatives of $4.5 million and $256.3 million in first-quarter 2009 and second-quarter 2008, respectively.  The unrealized gain (loss) on commodity derivatives is a non-cash, mark-to-market amount which includes the amortization of commodity hedging costs.

Adjusted EBITDA for the second quarter of 2009 was $44.7 million, compared to $41.1 million in the first-quarter 2009, representing an increase of 9%.  Second-quarter 2009 Adjusted EBITDA declined 22% as compared to the $57.0 million of Adjusted EBITDA recognized in second-quarter 2008.  Second-quarter 2009 Distributable Cash Flow totaled $28.8 million, an increase of 10% compared to $26.1 million for the first quarter of 2009 and a decrease of 20% compared to $36.0 million for the second quarter of 2008.  Second-quarter 2009 Distributable Cash Flow represents coverage of 20.6 times the second quarter 2009 distribution of $0.025 per common and general partner unit to be paid on August 14, 2009 and coverage of 1.4 times the minimum quarterly distribution (the “MQD”) of $0.3625 per common unit as established in the Eagle Rock partnership agreement, applied to only the general partner units and common units and excluding subordinated units.  Because the actual distribution paid for the quarter is below the MQD, the cumulative arrearage attributable to the common units will increase by $0.3375 per unit to a total of $0.675 per unit.  The Partnership is under no obligation to pay the arrearages, but all cumulative arrearages must be paid before any distributions can be made to the Partnership’s subordinated units.  For a more detailed discussion of the common unit arrearages, please refer to the Eagle Rock partnership agreement (filed as part of the Partnership's filings with the Securities and Exchange Commission).

Second-quarter 2009 Adjusted EBITDA and Distributable Cash Flow exclude $11.1 million of non-cash amortization of commodity hedge costs, such as the amortization of put premiums and the cost of increasing the strike prices on commodity swaps and collars (“hedge reset costs”).   Including these costs, Distributable Cash Flow would have been $17.7 million, representing coverage of 12.6 times the actual distribution paid and coverage of 0.9 times the MQD applied to only the general partner units and common units.

Second-Quarter 2009 Operating Results by Business

Eagle Rock analyzes and manages its operations under seven distinct segments: four segments in its Midstream Business - the Texas Panhandle, East Texas/Louisiana, South Texas and Gulf of Mexico Segments - and the Upstream, Minerals and Corporate Segments. The Corporate Segment includes the Partnership’s risk management (derivatives) and other corporate activities. Please refer to the financial tables at the end of this release for further detailed information.

The following discussion of Eagle Rock’s operating income by business segment compares the Partnership’s financial results in the second quarter of 2009 to those of the first quarter of 2009.  The Partnership believes comparing these periods is more illustrative of current operating trends than comparing the current quarter to results achieved in the second quarter of 2008.

Midstream Business – Segment operating income for the Midstream Business in the second quarter of 2009 increased by $9.4 million compared to the first quarter of 2009.  The increase was primarily caused by higher condensate and NGL volumes, driven by higher NGL prices, in the Panhandle and East Texas/Louisiana segments.  The processing plants in those regions operated in ethane rejection mode for much of the first two months of 2009 due to the lower commodity price environment during the time, substantially lowering NGL recoveries in the first quarter of 2009.  The increase also was driven by realized NGL and condensate prices which averaged 28% and 26%, respectively, higher in the second quarter of 2009 and by the 22% decline in realized natural gas prices, which benefits the Partnership given the Partnership’s net short position in natural gas in its Midstream Business.  Another factor in the quarter-over-quarter increase in operating income was the recognition of $1.6 million of business interruption insurance proceeds related to the 2008 impact of hurricanes Gustav and Ike on the Partnership’s Gulf of Mexico Segment.

Upstream Business – Segment operating income for Eagle Rock’s Upstream Business in the second quarter of 2009 increased by $6.4 million compared to the first quarter of 2009, excluding the impact of other operating income items related to adjustments of entries booked in prior periods.  The increase was primarily caused by higher realized NGL and condensate prices during the second quarter as well as strong production results through April and May.  Partially offsetting these factors were: (i) a decline of approximately 30% in realized natural gas prices; (ii) the further decline in the realized price for sulfur, which on a delivered basis continued to represent a net cost to the Partnership; and (iii) reduced residue gas and NGL sales associated with reduced production flows at the Big Escambia Creek (“BEC”) processing plant related to repair work.  Production volumes were down 0.7% in the second quarter of 2009, averaging 31.6 MMcfe/d as compared to 32.2 MMcfe/d in the first quarter of 2009.

Minerals Business – Segment operating income from the Minerals Business in the second quarter of 2009 increased by $0.7 million compared to the first quarter of 2009.  The increase was primarily due to realized oil prices which averaged $55.69 per barrel in the second-quarter 2009, approximately 43% above those realized in the first quarter of 2009.  Partially offsetting this increase was a decrease in realized NGL and natural gas prices, which were down 17% and 6%, respectively, as compared to the first quarter of 2009.

Capitalization and Liquidity Update

Total debt outstanding under the Partnership’s revolving credit facility as of June 30, 2009 was approximately $804.4 million.  Outstanding borrowings were reduced by  $33 million during the second quarter of 2009 as a result of the decision to lower the unitholder distribution and redirect those cash flows to debt repayment.  Total debt outstanding under the revolving credit facility had increased by approximately $38 million in the first quarter of 2009 as a result of borrowings to cover capital expenditures previously funded through operating cash flows.

The credit facility has aggregate commitments of approximately $971 million after adjusting for the unfunded portion of Lehman Brothers’ commitment. In a Form 8-K filing with the Securities and Exchange Commission on July 23, 2009, Guaranty Financial Group Inc. stated that it is probable that it will not be able to continue as a going concern.  Guaranty Bank, a wholly owned subsidiary of Guaranty Financial Group Inc., has a commitment under our revolving credit facility of $30 million, of which approximately $25 million has been funded.  If Guaranty Bank ceases to be a going concern, the Partnership would likely lose access to the approximate $5 million unfunded portion of Guaranty Bank’s commitment.  The Partnership is in compliance with its financial covenants and has no maturities under its credit facility until December 2012. Availability under the credit facility is a function of undrawn commitments and the limitations imposed by the borrowing base for the Upstream Business and traditional cash-flow based covenants for the Midstream and Minerals Businesses.  The borrowing base for the Upstream Business currently stands at $135 million.  Unused capacity available under the credit facility, based on financial covenants, was approximately $102 million.

Management is also continuing to investigate potential asset sales to further reduce leverage levels, which could include small, discrete midstream assets or all or certain portions of its Upstream or Minerals Businesses.  The Partnership’s decision to enter into any asset sales will depend on numerous factors, including the potential purchase price for the assets, the extent to which the sales would be credit enhancing, the type of consideration offered and the likelihood of successfully completing the transaction.

Hedge Update

On July 30, 2009, Eagle Rock entered into additional natural gas hedges covering 2011 and 2012.  The Partnership entered into natural gas swaps for 190,000 MMBtu per month in 2011 at $6.57 / MMBtu and 260,000 MMBtu per month in 2012 at $6.77 / MMBtu.  Following these hedge transactions, Eagle Rock estimates it has hedged approximately 50% of its expected net hedgable natural gas and ethane position for 2011 and 2012.

Concurrent with this press release, Eagle Rock has provided an update to its Commodity Hedging Overview presentation on its website to describe the details of these hedge transactions and its existing hedge portfolio. The presentation can be accessed by going to www.eaglerockenergy.com, select Investor Relations, then select Presentations.

Unit Distributions

On July 29, 2009, Eagle Rock announced a second-quarter 2009 cash distribution of $0.025 per unit, or $0.10 per unit on an annualized basis, for all of its outstanding common and general partner units.  Eagle Rock will not pay a distribution on the subordinated units for the second quarter of 2009.  The distribution to will be paid on August 14, 2009 to the general partner and all common unitholders of record on August 10, 2009.

The Board of Directors made the decision to substantially reduce the distribution with respect to the first quarter of 2009, from the fourth-quarter 2008 distribution of $0.41 per unit to all unitholders to a distribution of $0.025 per unit to the general partner and all common unitholders.  This decision was made in reaction to the continued significant decline in commodity prices and drilling activity, and the concern that these conditions may persist for the next twelve to twenty-four months.  The Board of Directors decided to maintain the reduced distribution level for the second quarter of 2009 due to the continued low natural gas price environment and reduced drilling activity by Eagle Rock’s producer customers.  Management anticipates continuing this strategy until the Board of Directors determines that the Partnership’s leverage ratio is at an appropriate level for the proper conduct of its business. In making this determination, management anticipates that the Board of Directors will focus on certain aspects impacting Eagle Rock’s business which include, but are not limited to, improvement in commodity prices in the oil and natural gas industry, and increases in Eagle Rock’s producer customers’ drilling activity and the resulting improvement in throughput volumes in the Partnership’s gathering and processing systems.

Because Eagle Rock’s 20.7 million outstanding subordinated units have not yet converted into common units, each common unit carries a cumulative arrearage equal to the sum of the amount by which each actual quarterly distribution (starting with the distribution for the first quarter of 2009) is below the MQD of $0.3625, per the provisions of Eagle Rock’s partnership agreement.  The second quarter Common Unit Arrearage is $0.3375 per common unit.  The Cumulative Common Unit Arrearage is $0.675 per common unit.  Both Common Unit Arrearage and Cumulative Common Unit Arrearage are terms defined in Eagle Rock’s partnership agreement.  In general, before the Partnership can make any distributions to the subordinated units, the Cumulative Common Unit Arrearage must first be paid to common unitholders, and the distribution rate to the common unitholders must equal the MQD. However, the Partnership is not required to pay the Cumulative Common Unit Arrearage, except in certain circumstances described in the partnership agreement, and the Partnership may choose not to pay the arrearages.

“Board of Directors” in this press release refers to the Board of Directors of the general partner of the general partner of the Partnership.

Conference Call

Eagle Rock will hold a conference call to discuss its second-quarter 2009 financial results on Wednesday, August 5 at 10 a.m. Eastern Time (9 a.m. Central Time).

Interested parties may listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership’s web site at www.eaglerockenergy.com. To participate by telephone, the call in number is 888-713-4215, confirmation code 55782318.  Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link to pre-register and view important information about this conference call.  Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the call start. To pre-register, please click https://www.theconferencingservice.com/prereg/key.process?key=PEM7PF9FA. (Due to its length, this URL may need to be copied/pasted into your internet browser’s address field.  Remove extra space if one exists.)  An audio replay of the conference call will also be available for thirty days by dialing 888-286-8010, confirmation code 57905808. In addition, a replay of the audio webcast will be available within a few days after the call on Eagle Rock’s website.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing interests in oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

Contact:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.

Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations; and other (income) expense.

Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock’s financial statements such as investors, commercial banks and research analysts. For example, the Partnership’s lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock’s ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership executed derivative instruments and is independent of its assets’ performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership’s ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and general partner and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also describes more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to describe the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership’s financial statements a more accurate picture of its current assets’ cash generation ability, independently from that of assets which are no longer a part of its operations.

Eagle Rock’s Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to higher prices or purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.

Distributable Cash Flow is defined as Adjusted EBITDA minus:  (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent: a) in our Midstream Business, capital expenditures made to replace partially or fully depreciated assets, to meet regulatory requirements, to maintain the existing operating capacity of our assets and extend their useful lives, or to connect wells to maintain existing system volumes and related cash flows; and b) in our Upstream Business, capital which is expended to maintain our production and cash flow levels in the near future.

Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates.  Actual distributions are set by the Board of Directors.

The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss).  Eagle Rock’s Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock.  See the example given above for Adjusted EBITDA related to amortization of costs of commodity hedges.  Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2008, and the Partnership’s Forms 10-Q filed with the Securities and Exchange Commission.

Eagle Rock Energy Partners, L.P.
Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three Months		Six Months		Three Months
	Ended June 30,		Ended June 30,		Ended
	2009	2008	2009	2008	March 31, 2009

REVENUE:
Natural gas, NGLs, condensate, oil
and sulfur sales	$153,056	$369,715	$304,148	$674,689	$151,092
Gathering, compression, processing and treating fees	11,562	8,085	23,229	15,228	11,667
Minerals and royalty income	3,499	10,255	6,738	17,213	3,239
Unrealized commodity derivative losses	(97,044)	(256,265)	(101,566)	(289,337)	(4,522)
Realized commodity derivative gains (losses)	22,483	(27,708)	53,261	(40,283)	30,778
Other income	1,678	122	1,720	182	42
Total Revenue	95,234	104,204	287,530	377,692	192,296

COSTS AND EXPENSES:
Cost of natural gas and NGLs	115,476	272,055	241,295	496,129	125,819
Operations and maintenance (1)	19,049	18,647	37,690	33,297	18,641
Taxes other than income	2,878	4,347	5,856	9,610	2,978
Impairment	-	-	242	-	242
General and administrative	11,895	10,026	24,433	21,268	12,538
Other operating (income) expense	(3,552)	6,214	(3,552)	6,214	-
Depreciation, depletion and amortization	27,588	26,457	57,651	52,202	30,063
Total Costs and Expenses	173,334	337,746	363,615	618,720	190,281

OPERATING INCOME (LOSS)	(78,100)	(233,542)	(76,085)	(241,028)	2,015

Other Income (Expense):
Interest income	141	160	173	461	32
Other income	550	886	1,110	2,433	560
Interest expense, net	(5,428)	(6,974)	(12,967)	(16,078)	(7,539)
Unrealized interest rate derivative gains (losses)	11,954	13,689	15,053	29	3,099
Realized interest rate derivative gains (losses)	(5,147)	(2,444)	(8,629)	(2,545)	(3,482)
Other expense	(267)	(232)	(534)	(447)	(267)
Total Other Income (Expense)	1,803	5,085	(5,794)	(16,147)	(7,597)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(76,297)	(228,457)	(81,879)	(257,175)	(5,582)

Income tax benefit	(1,477)	(886)	(4,207)	(988)	(2,730)

LOSS FROM CONTINUING OPERATIONS	(74,820)	(227,571)	(77,672)	(256,187)	(2,852)

DISCONTINUED OPERATIONS	33	551	340	839	307

NET LOSS	$(74,787)	$(227,020)	$(77,332)	$(255,348)	$(2,545)

(1)	Includes costs of $717K and $1,157K for disposal of sulfur in our Upstream Segment for the three and six months ended June 30, 2009, respectively.

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$2,062	$17,916
Accounts receivable	80,796	115,932
Risk management assets	49,277	76,769
Prepayments and other current assets	3,909	2,607
	136,044	213,224

Property plant and equipment - net	1,326,066	1,357,609
Intangible assets - net	144,201	154,206
Risk management assets	7,183	32,451
Other assets	19,719	15,571
Total assets	$1,633,213	$1,773,061

Liabilities and Members' Equity
Current liabilities:
Accounts payable	$67,654	$116,578
Due to affiliate	11,077	4,473
Accrued liabilities	13,137	19,565
Taxes payable	504	1,559
Risk management liabilities	24,756	13,763
	116,904	155,938

Long-term debt	804,383	799,383
Asset retirement obligations	19,638	19,872
Deferred tax liability	35,175	42,349
Risk management liabilities	35,045	26,182
Other Long-term liabilities	270	1,622

Members' equity
Common unitholders	549,428	625,590
Subordinated unitholders	77,027	105,839
General partner	(4,881)	(3,714)
	621,574	727,715
Total Liabilities and Members' Equity	$1,633,213	$1,773,061

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months		Six Months		Three Months
	Ended June 30,		Ended June 30,		Ended
	2009	2008	2009	2008	March 31, 2009

Texas Panhandle
Revenues:
Natural gas, NGLs, oil and condensate sales	$66,373	$180,987	$129,323	$334,842	$62,950
Gathering, compression, processing, and treating services	2,601	2,524	5,414	4,993	2,813
Total revenues	68,974	183,511	134,737	339,835	65,763
Cost of natural gas and NGLs	49,407	140,282	101,354	260,400	51,947
Operating costs and expenses:
Operations and maintenance	8,056	8,715	16,201	16,463	8,145
Depreciation, depletion and amortization	10,962	10,894	22,058	21,603	11,096
Total operating costs and expenses	19,018	19,609	38,259	38,066	19,241
Operating income	$549	$23,620	$(4,876)	$41,369	$(5,425)

East Texas/Louisiana (1)
Revenues:
Natural gas, NGLs, oil and condensate sales	$41,245	$93,176	$88,696	$160,135	$47,451
Gathering, compression, processing, and treating services	7,375	4,700	14,584	8,148	7,209
Total revenues	48,620	97,876	103,280	168,283	54,660
Cost of natural gas and NGLs	37,233	83,911	82,242	143,930	45,009
Operating costs and expenses:			-	-
Operations and maintenance	4,608	3,837	9,160	7,317	4,552
Impairment	-	-	-	-	-
Depreciation, depletion and amortization	4,240	2,988	9,011	5,857	4,771
Total operating costs and expenses	8,848	6,825	18,171	13,174	9,323
Operating income	$2,539	$7,140	$2,867	$11,179	$328

South Texas (1)
Revenues:
Natural gas, NGLs, oil and condensate sales	$24,487	$49,740	$48,877	$94,934	$24,390
Gathering, compression, processing, and treating services	1,306	861	2,863	2,087	1,557
Other	-	-	3	2	3
Total revenues	25,793	50,601	51,743	97,023	25,950
Cost of natural gas and NGLs	23,655	47,862	47,326	91,799	23,671
Operating costs and expenses:			-
Operations and maintenance	989	574	2,050	1,227	1,061
Impairment	-	-	-		-
Depreciation, depletion and amortization	1,284	934	2,708	1,873	1,424
Total operating costs and expenses	2,273	1,508	4,758	3,100	2,485
Operating income (loss) from continuing operations	(135)	1,231	(341)	2,124	(206)
Discontinued Operations	33	551	340	839	307
Operating income	$(102)	$1,782	$(1)	$2,963	$101

Gulf of Mexico(1)
Revenues:
Natural gas, NGLs, oil and condensate sales	$5,844	$-	$12,066	$-	$6,222
Gathering, compression, processing, and treating services	280	-	368	-	88
Other	1,616	-	1,616	-	-
Total revenues	7,740	-	14,050	-	6,310
Cost of natural gas and NGLs	5,181	-	10,373	-	5,192
Operating costs and expenses:			-
Operations and maintenance	658	-	1,076	-	418
Depreciation, depletion and amortization	1,477	-	2,965	-	1,488
Total operating costs and expenses	2,135	-	4,041	-	1,906
Operating income	$424	$-	$(364)	$-	$(788)

(1)	Includes operations related to the Millennium Acquisition beginning October 2, 2008

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months		Six Months		Three Months
	Ended June 30,		Ended June 30,		Ended
	2009	2008	2009	2008	March 31, 2009

Midstream
Revenues:
Natural gas, NGLs, oil and condensate sales	$137,949	$323,903	$278,962	$589,911	$141,013
Gathering, compression, processing and treating services	11,562	8,085	23,229	15,228	11,667
Other	1,616	-	1,619	2	3
Total revenues	151,127	331,988	303,810	605,141	152,683
Cost of natural gas and NGLs	115,476	272,055	241,295	496,129	125,819
Operating costs and expenses:
Operations and maintenance	14,311	13,126	28,487	25,007	14,176
Impairment	-	-	-	-	-
Depletion, depreciation and amortization	17,963	14,816	36,742	29,333	18,951
Total operating costs and expenses	32,274	27,942	65,229	54,340	33,127
Operating income (loss) from continuing operations	3,377	31,991	(2,714)	54,672	(6,263)
Discontinued Operations	33	551	340	839	307
Operating income	$3,410	$32,542	$(2,374)	$55,511	$(5,956)

Upstream (1)
Revenues:
Oil and condensate (2)	$8,598	$21,126	$14,556	$39,459	$5,958
Natural gas (3)	2,965	9,431	4,860	16,557	1,895
NGLs (4)	3,544	8,155	5,770	16,295	2,226
Sulfur	-	7,100	-	12,467	-
Other	62	122	101	180	39
Total revenues	15,169	45,934	25,287	84,958	10,118
Operating costs and expenses:
Operations and maintenance	6,601	9,386	13,133	16,975	6,532
Sulfur disposal costs	717	-	1,157	-	440
Impairment	-	-	242	-	242
Other operating income	(3,552)	-	(3,552)	-	-
Depreciation, depletion and amortization	7,955	9,914	17,351	18,339	9,396
Total operating costs and expenses	11,721	19,300	28,331	35,314	16,610
Operating income	$3,448	$26,634	$(3,044)	$49,644	$(6,492)

Minerals
Revenues:
Oil and condensate	$2,232	$4,732	$3,908	$8,099	$1,676
Natural gas	840	3,565	1,705	5,774	865
NGLs	69	411	198	646	129
Lease bonus, rentals and other	358	1,547	927	2,694	569
Total revenues	3,499	10,255	6,738	17,213	3,239
Operating costs and expenses:
Operations and maintenance	298	482	769	925	471
Impairment	-	-	-	-	-
Depreciation, depletion and amortization	1,452	1,528	3,127	4,139	1,675
Total operating costs and expenses	1,750	2,010	3,896	5,064	2,146
Operating income	$1,749	$8,245	$2,842	$12,149	$1,093

Corporate
Revenues:
Unrealized commodity derivative gains (losses)	$(97,044)	$(256,265)	$(101,566)	$(289,337)	$(4,522)
Realized commodity derivative gains (losses)	22,483	(27,708)	53,261	(40,283)	30,778
Total revenues	(74,561)	(283,973)	(48,305)	(329,620)	26,256
General and administrative	11,895	10,026	24,433	21,268	12,538
Depreciation, depletion and amortization	218	199	431	391	213
Other operating expense	-	6,214	-	6,214	-
Operating income (loss)	$(86,674)	$(300,412)	$(73,169)	$(357,493)	$13,505

(1)	Includes operations from the Stanolind acquisition beginning on May 1, 2008
(2)
Revenues include a change in the value of product imbalances of $(247) and $(260) for the three and six months ended June 30, 2009, respectively. No changes in the value of the product imbalances were recognized during the three and six months ended June 30, 2008.

(3)
Revenues include a change in the value of product imbalances of $284 and $(1,563) for the three and six months ended June 30, 2009, respectively. No changes in the value of the product imbalances were recognized during three and six months ended June 30, 2008.

(4)
Revenues include a change in the value of product imbalances of $167 and $28 for the three and six months ended June 30, 2009, respectively. No changes in the value of the product imbalances were recognized during the three and six months ended June 30, 2008.

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months		Six Months		Three Months
	Ended June 30,		Ended June 30,		Ended
	2009	2008	2009	2008	March 31, 2009

Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	143,281	149,881	143,740	152,225	144,203
East Texas/Louisiana	265,740	179,744	268,654	171,824	271,571
South Texas	90,935	84,514	93,885	81,312	97,413
Gulf of Mexico	98,619	-	107,559	-	116,627
Total	598,575	414,139	613,838	405,361	629,814

NGLs - (Net equity gallons)
Texas Panhandle	11,815,414	11,857,694	22,450,463	25,791,160	10,635,049
East Texas/Louisiana	6,166,467	6,283,355	8,842,886	11,234,078	2,676,419
South Texas	453,942	377,706	677,447	827,568	224,505
Gulf of Mexico	1,192,008	-	2,904,158	-	1,712,150
Total	19,627,831	18,518,755	31,970,796	37,852,806	15,248,123

Condensate - (Net equity gallons)
Texas Panhandle	9,813,579	7,793,097	16,006,005	15,743,884	6,192,426
East Texas/Louisiana	466,348	341,096	901,639	693,971	435,291
South Texas	309,186	-	956,646	-	647,460
Gulf of Mexico	-	-	-	-	-
Total	10,589,113	8,134,193	17,864,290	16,437,855	7,275,177

Natural gas short position - (Average MMbtu/d)
Texas Panhandle	(5,748)	(4,974)	(5,943)	(6,112)	(6,141)
East Texas/Louisiana	2,798	1,543	3,036	958	3,277
South Texas	500	500	500	500	500
Total	(2,450)	(2,931)	(2,407)	(4,654)	(2,364)

Average realized NGL price - per Bbl
Texas Panhandle	$29.82	$74.76	$27.26	$68.46	$24.61
East Texas/Louisiana	$31.50	$58.80	$25.38	$55.86	$18.98
South Texas	$29.68	$72.66	$27.96	$73.08	$25.89
Gulf of Mexico	$29.57	$-	$28.76	$-	$27.96
Weighted average	$30.22	$68.74	$27.00	$65.80	$23.61

Average realized condensate price - per Bbl
Texas Panhandle	$59.08	$117.93	$53.69	$104.15	$47.23
East Texas/Louisiana	$60.87	$116.33	$56.13	$111.37	$50.75
South Texas	$55.55	$123.16	$40.80	$105.12	$26.87
Gulf of Mexico	$48.20	$-	$47.79	$-	$42.14
Weighted average	$59.07	$119.14	$53.48	$106.88	$46.83

Average realized natural gas price - per MMbtu
Texas Panhandle	$2.66	$9.44	$3.06	$8.42	$3.45
East Texas/Louisiana	$3.45	$12.32	$3.90	$10.67	$4.29
South Texas	$3.31	$10.88	$3.87	$9.67	$4.35
Gulf of Mexico	$3.87	$-	$5.11	$-	$6.27
Weighted average	$3.09	$10.88	$3.56	$9.59	$3.98

Eagle Rock Energy Partners, L.P.
Upstream and Minerals Operations Information
(unaudited)

	Three Months		Six Months		Three Months
	June 30,		June 30,		Ended
	2009	2008	2009	2008	March 31, 2009

Upstream
Production:
Oil and condensate (Bbl)	204,725	184,511	415,176	385,916	210,451
Gas (Mcf)	909,928	873,093	1,800,731	1,715,290	890,803
NGLs (Bbl)	123,057	118,644	246,836	246,097	123,779
Total Mcfe	2,876,620	2,692,023	5,772,803	5,507,368	2,896,183

Sulfur (Long ton)	39,823	19,724	68,429	45,956	28,606

Realized prices, excluding derivatives: (1)
Oil and condensate (per Bbl)	$43.20	$114.50	$35.69	$102.25	$28.37
Gas (per Mcf)	$2.95	$10.80	$3.57	$9.65	$4.20
NGLs (per Bbl)	$27.44	$68.74	$23.26	$66.21	$19.10
Sulfur (per Long ton)	$-	$359.97	$-	$271.28	$-

Operating statistics:
Operating costs per Mcfe (incl production taxes)	$2.29	$3.49	$2.27	$3.08	$2.26
Operating costs per Mcfe (excl production taxes)	$1.68	$2.52	$1.67	$2.28	$1.66
Operating Income per Mcfe	$1.20	$9.89	$(0.53)	$9.01	$(2.24)

Drilling program (gross wells):
Development wells	-	6	5	12	5
Completions	-	6	4	12	4
Workovers	4	1	6	1	2
Recompletions	3	3	4	7	1

Minerals
Production:
Oil and condensate (Bbl)	40,112	40,907	83,138	78,740	43,026
Gas (Mcf)	307,287	339,518	589,489	655,474	282,202
NGLs (Bbl)	3,660	6,215	9,371	10,400	5,711
Total Mcfe	569,919	622,250	1,144,543	1,190,314	574,624

Realized prices, excluding derivatives:
Oil and condensate (per Bbl)	$55.69	$115.68	$47.04	$102.86	$38.95
Gas (per Mcf)	$2.90	$10.50	$2.93	$8.81	$3.07
NGLs (per Bbl)	$18.83	$66.13	$21.13	$62.12	$22.59

(1) Calculation does not include impact of product imbalances.

Non-GAAP Financial Measures

The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

Net income (loss) to adjusted EBITDA
	Three Months		Six Months		Three Months
	Ended June 30,		Ended June 30,		Ended
	2009	2008	2009	2008	March 31, 2009

Net income (loss), as reported	$(74,787)	$(227,020)	$(77,332)	$(255,348)	$(2,545)

Depreciation, depletion and
amortization expense	27,588	26,457	57,651	52,202	30,063
Impairment	-	-	242	-	242
Risk management interest related
instruments-unrealized	(11,954)	(13,689)	(15,053)	(29)	(3,099)
Risk management commodity related
instruments-unrealized, including amortization of
commodity derivative costs	97,044	256,265	101,566	289,337	4,522
Other operating (income) expenses (non-recurring)	(3,552)	6,214	(3,552)	6,214	-
Non-cash mark-to-market of Upstream product imbalances	(203)	-	1,829		2,032
Restricted units non-cash amortization expense	1,889	1,559	4,120	2,718	2,231
Income tax provision (benefit)	(1,477)	(886)	(4,207)	(988)	(2,730)
Interest - net including realized risk
management instruments and other expense	10,701	9,490	21,957	18,609	11,256
Other (income)/expense	(550)	(886)	(1,110)	(2,433)	(560)
Discontinued operations	(33)	(551)	(340)	(839)	(307)

Adjusted EBITDA	$44,666	$56,953	$85,771	$109,443	$41,105

Net income (loss) to distributable cash flow

Net income (loss), as reported	$(74,787)	$(227,020)	$(77,332)	$(255,348)	$(2,545)

Depreciation, depletion and
amortization expense	27,588	26,457	57,651	52,202	30,063
Impairment	-	-	242	5,749	242
Risk management interest related
instruments-unrealized	(11,954)	(13,689)	(15,053)	(29)	(3,099)
Risk management commodity related
instruments-unrealized, including amortization of
commodity derivative costs	97,044	256,265	101,566	289,337	4,522
Capital expenditures-maintenance related	(4,836)	(11,324)	(7,619)	(17,385)	(3,645)
Non-cash mark-to-market of Upstream product imbalances	(203)	-	1,829		2,032
Restricted units non-cash amortization expense	1,889	1,559	4,120	2,718	2,231
Other operating (income) expenses (non-recurring)	(3,552)	6,214	(3,552)	6,214	-
Income tax provision (benefit)	(1,477)	(886)	(4,207)	(988)	(2,730)
Other (income)/expense	(550)	(886)	(1,110)	(2,433)	(560)
Cash income taxes	(280)	(138)	(357)	(724)	(77)
Discontinued operations	(33)	(551)	(340)	(839)	(307)

Distributable cash flow	$28,849	$36,001	$55,838	$78,474	$26,127

Supplemental Information
($ in thousands)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2009	2008	2008	2007	March. 31, 2009

Amortization of commodity derivative costs	$11,137	$2,260	$23,296	$4,520	$12,159